CONTINENTAL RESOURCES       IT SOLUTIONS I TEST EQUIPMENT I OEM/EMBEDDED SOLUTIONS I PROFESSIONAL SERVICES

175 Middlesex Turnpike, Bedford, Ma 01730

LEASE ADDENDUM NO. 2

Re: Lease dated December 30, 2003

This Lease Addendum No. 2, made the 6th of November 2013, by and between Continental Resources, Inc., a Massachusetts corporation, having an office at 175 Middlesex Turnpike, Bedford, Massachusetts 01730, hereinafter called the "Landlord"; and AudioCodes USA Inc., a Delaware corporation, having an office at 27 World’s Fair Drive, hereinafter called the "Tenant".

SECTION 1. LEASED PREMISES.

The Premises shall consist of 28,361 square feet on the first floor of the building. The Premises will be delivered to Tenant in "as is" condition.

SECTION 2. TERM OF LEASE.

2.1      Landlord leases unto Tenant and Tenant leases from Landlord the Premises for the term of five (5) years to commence on December 1, 2013.

SECTION 3. RENT.

3.1      Tenant shall pay to the Landlord base rent as follows:

Dates	Annual	Monthly
12/01/13-11/30/14	$397,054.00	$33,087.83
12/01/14-11/30/15	$411,234.50	$34,269.54
12/01/15-11/30/16	$425,415.00	$35,451.25
12/01/16-11/30/17	$425,415.00	$35,451.25
12/01/17-11/30/18	$439,595.50	$36,632.96

SECTION 7. LANDLORD'S SERVICES

7.3      Electricity: Tenant Electric usage will be based on the actual electric charges incurred by the meters solely serving the tenant's space. The Landlord shall provide the tenant with the appropriate billing information so that the tenant may pay the bill directly.

SECTION 8. ADJUSTMENT OF RENTS

8.1      Certain Definitions. For all purposes hereof:

(a)	"Taxes" shall mean all real estate taxes, assessments, sewer rents and other governmental charges imposed upon the Building and the land upon which it is located ("Land") and shall in no event include interest, penalties or any other levy or assessment of any kind or nature.
(b)	"Base Taxes" shall mean the Taxes assessed for the 2013 calendar year.
(c)	"Tenant's Proportionate Share" for purposes of this lease shall be:

47.27%

8.6 (c) "Base Year" shall mean the calendar year 2013. Upon completion of Base Year Master Landlord will provide Subtenant a copy of the Base Year Operating Expenses.

Very truly yours,

/s/ James M. Bunt

James M. Bunt

Chief Financial Officer, on behalf of Continental Resources, Inc.

By Tenant, AudioCodes USA Inc.

Accepted by:	Moshe Geller	Date:	12/2/2013

Name: (Print)	MOSHE GELLER